CERTIFICATE OF AMENDMENT
to
CERTIFICATE OF INCORPORATION
of
ASTROTECH CORPORATION

ASTROTECH CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Astrotech Corporation. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 22, 2017 (the “Certificate of Incorporation”).

SECOND: the first sentence of Article FOURTH of the Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

The total number of shares of capital stock that the Corporation shall have authority to issue is 52,500,000 shares, consisting of 50,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 2,500,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 1st day of July, 2020.

Astrotech Corporation

/s/ Thomas B. Pickens III
By:	Thomas B. Pickens III
Chief Executive Officer